Ross Miller

Secretary of State

204 North Carson Street, Ste 1

Carson City, Nevada 89701-4298

(775) 884-5708

Website: secretaryofstate.biz

Certificate of Correction

Filed in the office of

Document number

(PURSUANT TO NRS 78, 78A, 80, 81,

20073053598-42

 82, 84, 88, 87, 88, 88A, 89 AND 92A)

Ross Miller

Filing Date and Time

Secretary of State

05/22/2007 3:00 PM

State of Nevada

Entity Number

C18882-2000

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Correction

(Pursuant to NRS 78, 78A, 80, 81, 82, 84, 86, 88, 88A and 92A)

1. The name of the entity for which correction is being made:

Globalwise Investments, Inc.

2. Description of the original document for which correction is being made:

Articles of Incorporation

3. Filing date of the original document for which correction is being made: July 12, 2000

4. Description of the inaccuracy or defect.

Articles of Incorporation, Article II, contains clerical error stating authorized common stock of the Corporation is

20,000,000

5. Correction of the inaccuracy or defect.

Articles of Incorporation, Article II, states that authorized common stock of the Corporation is 50,000,000

6. Signature:

X   /s/ Donald Mayer

Authorized Signature

Title     Pres

Date 5/21/07

*If entity is a Corporation, it must be signed by an Officer if stock has been issued, OR an Incorporation or Director if stock has not been issued; a Limited-Liability Company, by a manager or managing members; a Limited Partnership or limited-Liability Partnership, by a General Partner; a Limited-Liability Partnership, by a Managing Partner; a Business Trust, by a Trustee.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees

Nevada Secretary of State AM Correction 2007

 Revised on 10/01/07